Exhibit 10.42
                                                    -------------

                            AGREEMENT
                            ---------

     THIS AGREEMENT (the "Agreement") is made and entered into as of March 1, 1997 (the "Effective Date") between United Air Lines,
Inc. ("United") and William P. Hobgood ("Employee") and is intended to set forth the parties' understanding regarding certain compensation opportunities if and only if Employee is employed by United on March 1, 2000.

     1. Elections. Not later than each of February 1, 2000, 2001 and 2002 (each such date, an "Election Date"), Employee shall elect either the following Option 1 or Option 2 for the calendar year in which the Election Date occurs (a "Calculation Year") by written notice to United:

     (a) Option 1: Employee may elect to forego any Supplemental Payment (as defined below), in which case he shall be entitled (subject to subsequent elections made under this Agreement) to retain his vested options granted on or after the Effective Date under the 1981 Incentive Stock Plan (the "1981 Plan") of UAL Corporation ("UAL"), and exercise them in accordance with their terms.

     (b) Option 2: (i) Employee may elect to receive a payment ("Supplemental Payment"), if any, from United for such Calculation Year which when added to the "aggregate value of Employee's options" (as defined below) on the Valuation Date (as defined in the table below) for the Calculation Year will equal the Target Amount (as defined below) for such Calculation Year. If Employee makes this election in any Calendar Year he must exercise all options that vest on or prior to the applicable Valuation Date ("Vested Options") not later than the fifth business day following such Valuation Date. In no event will the Supplemental Payment in any Calculation Year exceed the Target Amount for such year, and no Supplemental Payment shall be owed if the calculation in the first sentence yields a result of $0 or less.

     Calendar Year     Election Date       Valuation Date    Target Amount
     -------------     -------------       --------------    -------------

        2000           February 1, 2000    March 1, 2000     $333,333
        2001           February 1, 2001    March 1, 2001     $666,667 *
        2002           February 1, 2002    March 1, 2002     $1,000,000 *

     * To determine the Target Amount for the second and third Calculation Year, subtract from the amount in the Table, the Target Amount for each preceding Calculation Year, if any, in which (x) Option 2 was elected and (y) a Supplemental Payment was actually owed.

      (ii) The "aggregate value of Employee's options" for each Calculation Year shall mean the sum of (A) (x) the market value of UAL common stock on the Valuation Date multiplied by the total number of Vested Options, whether or not exercised, less (y) the aggregate exercise prices paid or payable upon exercise of all Vested Options plus (B) for any Vested Option that was exercised on or prior to the Valuation Date, the incremental gross proceeds, if any, realized by Employee upon the exercise of such option in excess of the amount determined pursuant to the preceding clause (A) with respect to such Vested Options. Notwithstanding the foregoing, if Employee elects Option 2 in the first or second Calculation Year and a Supplemental Payment is actually owed, then for purposes of the preceding equation in any subsequent Calculation Year, the aggregate value of Employee's options shall not include the value of Vested Options included in the calculation that resulted in the Supplemental Payment being owed.

     Supplemental Payments shall not be counted as Earnings for any retirement program sponsored by United or UAL. Any
Supplemental Payment award shall be paid by United to Employee promptly after the exercise of any remaining Vested Options as required by subparagraph (i) above.

     The right of Employee to elect Option 2 in any Calculation Year shall terminate if Employee becomes employed by an airline competitor, as determined by United or UAL, or if Employee's employment with United is terminated for cause after the first Election Date and on or before the last Election Date. If no election is made on or before the Election Date in any Calculation Year, Employee shall be deemed to have elected Option 1 for such Calculation Year.

     2. Consideration. Employee acknowledges that his employment on March 1, 1997, constitutes consideration for this agreement.

     3. Non-Assignability; Assignment in the Event of Acquisition or Merger. This Agreement and the benefits hereunder may not be assigned or transferred, by operation of law or otherwise, except that the rights and obligations of United under this Agreement shall automatically be deemed to be assigned by United to any corporation or entity into which United may be merged or consolidated or to any other successor corporation of United.

     4. Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or application in accordance with the essential intent of this Agreement, and to this end the provisions of this Agreement are declared to be severable.

     5. Superseded Prior Agreement(s). This Agreement supersedes and voids any prior oral or written agreement relating in any way to the subject matter hereof which may have been entered into between the parties hereto, but excluding stock option agreements entered into between Employee and UAL under the 1981 Plan. Any change to this Agreement after the Effective Date shall be in writing and shall be executed by Employee and United.

     6. Retirement; Expiration of this Agreement. For purposes of the definition of "Retirement" in Section 5 of any and all options granted to Employee under the 1981 Plan, Employee shall be deemed to have retired if cessation of employment occurs on or after the first Election Date, regardless of whether Employee was eligible for early or normal retirement under United's retirement plan.

     This Agreement shall expire on the earliest to occur of (i)
Employee's cessation of employment from United for any reason, if such cessation occurs prior to the first Election Date,
(ii) Employee's death, and (iii) satisfaction of United's payment obligations pursuant to Section 1 hereof.

     7. Applicable Law; Arbitration. This Agreement shall be construed in accordance with the laws of the State of Illinois and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by the laws of the State of Illinois, without regard to the principles of conflicts of laws. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Chicago, Illinois in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The prevailing party in such arbitration shall be awarded reasonable legal fees and costs as determined by the arbitrator.

     United and Employee, having read and understood this Agreement and, having consulted with others as appropriate, hereby agree to be bound by its terms.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of March 1, 1997 at the World Headquarters of United Air
Lines, Inc., 1200 East Algonquin Road, Elk Grove Township,
Illinois 60007.


UNITED AIR LINES, INC.


By:  /s/ Gerald Greenwald                 /s/ William P. Hobgood
     --------------------                 ----------------------
Its:  Chairman and Chief                      William P. Hobgood
      Executive Officer